Exhibit 10.7

BICARA THERAPEUTICS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Bicara Therapeutics Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Chairperson:	$30,000

Additional Annual Retainer for Lead Independent Director:	$20,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member (other than Chair):	$7,500

Compensation Committee Chair:	$10,000

Compensation Committee member (other than Chair):	$5,000

Nominating and Corporate Governance Committee Chair:	$8,000

Nominating and Corporate Governance Committee member (other than Chair):	$4,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

IPO Award. Upon the Effective Date, each Outside Director who was a director as of August 1, 2024 and is serving as a member of the Board of Directors at such time will receive an Annual Award (as defined below) (the “IPO Award”). IPO Awards will have an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering, expire ten years from the date of grant and vest in full on the earlier of (A) the one-year anniversary of the grant date or (B) the next Annual Meeting of Stockholders; provided, however, that all vesting will cease if the director ceases to have a Service Relationship (as defined in the Company’s 2024 Stock Option and Grant Plan, as amended from time to time (the “2024 Plan”)), unless otherwise determined by the Board of Directors.

Initial Award: On the date of an Outside Director’s initial election or appointment to the Board of Directors, each Outside Director will receive a one-time stock option award (the “Initial Award”) to purchase a number of shares equal to 47,492 shares of the Company’s common stock, that vests over three years from the grant date with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments thereafter, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors. Initial Awards will expire ten years from the grant date and have a per share exercise price equal to the Fair Market Value (as defined in the 2024 Plan) of the Company’s common stock on the grant date. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On the date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase a number of shares equal to 23,746 shares of the Company’s common stock, that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next Annual Meeting of Stockholders; provided, however, that all vesting will cease if the director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors. Following the Effective Date, if an Outside Director joins the Board of Directors on a date other than the date of the Company’s Annual Meeting, then, at the next Annual Meeting, in lieu of the Annual Award, such Outside Director will be granted a pro-rata portion of the Annual Award based on the number of full months between such Outside Director’s initial election or appointment and the such Annual Meeting. Annual Awards will expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Sale Event Acceleration: All outstanding IPO Awards, Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2024 Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(d) of the 2024 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted August 16, 2024, subject to effectiveness of the Company’s Registration Statement on Form S-1.

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